Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to (a) the use in this Post-Effective Amendment No. 60 to Registration Statement No. 33-13954 of Pacific Select Fund under the Securities Act of 1933 on Form N-1A of our report dated February 22, 2005, appearing in the Annual Report of the portfolios comprising the Pacific Select Fund as of and for the respective periods ended December 31, 2004, which is incorporated by reference in such Registration Statement; (b) the reference to us under the heading “Financial Highlights” in the Prospectus, which is part of this Registration Statement and (c) the reference to us under the heading “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Costa Mesa, California
April 25, 2005